Exhibit 2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-185318 on Post Effective Amendment No. 1 to Form S-4 on Form S-8 filed by Leucadia National Corporation of our report dated May 24, 2013, relating to the statement of net assets available for benefits of the Jefferies Group, Inc. Employees’ Profit Sharing Plan as of November 30, 2012, appearing in this Annual Report on Form 11-K of the Jefferies Group, Inc. Employees’ Profit Sharing Plan for the year ended November 30, 2013.

/s/ Deloitte & Touche LLP

New York, NY

May 28, 2014